Exhibit 99:  Financial Statements












                             Invvision Capital, Inc.

                                and Subsidiaries

                          (A Development Stage Company)

                              Financial Statements

                                       and

                          Independent Auditors' Report

                  For the Period February 15, 2001 (Inception)

                            Through December 31, 2001

                                 C O N T E N T S



AUDITORS' REPORT ...................................................... F-1

CONSOLIDATED BALANCE SHEET ............................................ F-2

CONSOLIDATED STATEMENT OF OPERATIONS
     AND COMPREHENSIVE INCOME ......................................... F-3

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT ....................... F-4

CONSOLIDATED STATEMENT OF CASH FLOWS .................................. F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ............................ F-7

                            Turner, Stone & Company
                      12700 Park Central Drive, Suite 1610
                              Dallas, Texas 75251



                          Independent Auditors' Report

Board of Directors
Invvision Capital, Inc.
    and Subsidiaries
Carrollton, Texas


We have audited the accompanying consolidated balance sheet of Invvision Capital, Inc. and subsidiaries (a development stage company), as of December 31, 2001, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the period February 15, 2001 (inception) through December 31, 2001. These consolidated financial statements are the responsibility of the Company's management.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Invvision Capital, Inc. and subsidiaries, as of December 31, 2001, and the results of their operations and their cash flows for the above referenced period in conformity with accounting principles generally accepted in the United States of America.

As explained in Note 1, the Company entered into a merger transaction during 2001 that was accounted for as a reverse merger with the Company being the acquired entity for financial reporting purposes. As a result, the accompanying consolidated financial statements have been restated to present the financial position and operating results of the acquiring entity for financial reporting purposes.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As also discussed in Note 1 to the consolidated financial statements, the Company has suffered a loss from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Turner, Stone & Company
------------------------------
Turner, Stone & Company, L.L.P.
Certified Public Accountants
April 22, 2002, except for Note 13,
as to which the date is May 6, 2002

                             INVVISION CAPITAL, INC.
                                AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2001


                                     Assets


Current assets:
     Cash                                                          $     29,181
     Receivables and advances                                            46,403
     Mortgages held for sale                                            312,639
     Prepaid expenses                                                     6,783
                                                                   -------------
         Total current assets                                           395,006

Property and equipment, at cost, net of
     accumulated depreciation of  $1,641                                  6,566

Other assets:
     Investment in unimproved real estate                             3,452,030
     Investment in available for sale equity
       securities, at fair value                                         39,039
                                                                   -------------
                                                                    $ 3,892,641
                                                                   =============

                      Liabilities and Stockholders' Equity

Current liabilities:
     Accounts payable, trade                                       $    490,902
     Accrued expenses                                                   455,770
     Line of credit                                                     312,639
     Note payable                                                        50,000
     Current portion of mortgages payable                                11,770
                                                                   -------------
         Total current liabilities                                    1,321,081
                                                                   -------------

Mortgages payable, net of current portion                             2,569,230
                                                                   -------------

Commitments and contingencies                                                 -

Stockholders' equity:
     Preferred stock, $.001 par value, 15,000,000
        shares authorized, no shares issued and
        outstanding, no rights or preferences
        determined                                                            -
     Common stock, $.001 par value, 50,000,000
        shares authorized, 7,871,424 shares issued
        and outstanding                                                   7,871
     Paid in capital in excess of par                                 3,431,380
     Common stock warrants                                              100,000
     Notes receivable, common stock subscribed                       (   29,925)
    Accumulated deficit during the development stage                 (1,594,084)
     Accumulated other comprehensive income                          (1,912,912)
                                                                   -------------
                                                                          2,330
                                                                   -------------
                                                                   $  3,892,641
                                                                   =============


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                             INVVISION CAPITAL, INC.
                                AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                            AND COMPREHENSIVE INCOME
                  FOR THE PERIOD FEBRUARY 15, 2001 (INCEPTION)
                            THROUGH DECEMBER 31, 2001





Revenues                                                           $    569,309

Cost of revenues                                                        485,880
                                                                   -------------
Gross profit                                                             83,429

Selling and marketing expenses                                           72,082
General and administrative                                            1,411,574
                                                                   -------------
Operating loss                                                       (1,400,227)

Interest expense                                                        193,857
                                                                   -------------
Loss before income taxes                                             (1,594,084)

Provision for income taxes                                                    -
                                                                   -------------
Net loss                                                             (1,594,084)

Unrealized loss on decline in value
     of available for sale equity securities                         (1,912,912)
                                                                   -------------
Comprehensive loss                                                  $(3,506,996)



Loss per share:
     Basic                                                          $(     0.24)
     Diluted                                                        $(     0.24)















               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                              INVVISION CAPITAL, INC.
                                                          AND SUBSIDIARIES
                                                    (A DEVELOPMENT STAGE COMPANY)
                                          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                FOR THE PERIOD FEBRUARY 15, 2001 (INCEPTION) THROUGH DECEMBER 31, 2001

                                      INVV Capital,Inc.                                                   Accum Other
                    Common Stock       Common Stock     Add'l Paid  Common Stock  Notes    Accumulated Comprehensive
Date               Shares    $        Shares    $       In Capital   Warrants   Receivable   Deficit        Loss          Total
                 ---------- -------  ---------  ------- -----------  ---------  ---------- -----------  ------------  -------------
Balance-12/21/00 25,257,244 $24,257                     $2,905,175    $      -   $       - $(3,277,378)                $(  347,946)

Issuance of
subscribed common
stock shares         25,000      25                            (25)                                                              -

Common stock issued
related party
payable             165,000     165                        296,385                                                         296,550

Remaining OMNI debt
assumed by stockholders
as additional capital
contributed                                                 65,455                                                          65,455

Cancelation of
common stock    (15,710,000)(15,710)                        15,710                                                               -

Reverse stock
split 8:1       ( 7,645,088)( 7,645)                         7,645                                                               -

Adjustment to
give effort to
reverse merger
and equity accts
restatement     ( 1,092,156)( 1,092) 1,092,156   1,092  (3,291,437)                         3,291,437                            -

Net loss                                                                                      (14,059)                  (   14,059)
                ---------- -------  ---------  ------- -----------  ---------  ---------- -----------  ------------  -------------
Balance at 4/20/01,
as adjusted for
reverse merger           -        -  1,092,156   1,092           -           -           -          -             -              -
                 ---------- -------  ---------  ------- -----------  ---------  ---------- -----------  ------------  -------------
Common stock-cash                       50,000      50      49,950                                                          50,000
Common stock-land                      400,000     400     399,600                                                         400,000
Common stock-land option             3,000,000   3,000     240,000                                                         243,000
Common stock-notes                      29,925      30      29,895               (29,925)                                        -
Common stock-services                  428,297     428     207,058                                                         207,058

Common stock issued
for 7,566,924 shares

of Starnet Financial                 1,891,731   1,892   1,889.839                                                       1,891,731

Common stock-cash
Common stock-services                  118,650     119     118,531                                                         118,650

Sell of common stock
 warrants                                                              100,000                                            100,000

Common stock-cash                      126,577     126     126,451                                                         126,577
Common stock-cash                       57,212      57      57,155                                                          57,212
Common stock-services                   48,300      48      47,002                                                          47,050
Common stock-cash                       82,500      83      82,417                                                          82,500
Common stock-cash                        3,150       3       3,147                                                           3,150

Common stock issued
for 240,880 shares
of Starnet Financial                   188,676     189      60,031                                                          60,220

Common stock issued to
pay land related debt                  290,000     290      57,210                                                          57,500

Common stock-services                   25,000      25      24,975                                                          25,000

Unrealized loss on
available for sale
securities
                                                                                              (1,912,912)   (1,912,912)
Net loss                                                                                   (1,594,084)                 (1,594,084)
                 ---------- -------  ---------  ------- -----------  ---------  ---------- -----------  ------------  -------------
Balance at 12/31/01      -  $     -  7,871,424  $7,871  $3,431,380   $ 100,000  $(29,925) $(1,594,084)  $(1,912,912)  $     2,330
                 ========== =======  =========  ======= ===========  =========  ========== ===========  ============  =============

                             INVVISION CAPITAL, INC.
                                AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                  FOR THE PERIOD FEBRUARY 15, 2001 (INCEPTION)
                            THROUGH DECEMBER 31, 2001




Cash flows from operating activities:

     Cash received from customers                                   $   569,309
     Cash paid to employees                                          (  370,056)
     Cash paid to suppliers                                          (  691,905)
     Interest paid                                                   (  153,755)
                                                                    ------------
        Cash used in operating activities                            (  646,407)
                                                                    ------------
Cash flows from investing activities:

     Advances made to others                                         (   46,403)
     Payment of real estate closing costs                            (  170,530)
     Purchase of property and equipment                              (    8,207)
                                                                    ------------
        Cash used in investing activities                            (  225,140)
                                                                    ------------

Cash flows from financing activities:

     Proceeds from issuance of common stock                             438,089
     Proceeds from option agreement                                     100,000
     Proceeds from line of credit                                     8,201,706
     Repayment of line of credit                                     (7,889,067)
     Proceeds from note payable                                         100,000
     Repayment of note payable                                       (   50,000)
                                                                    ------------
        Cash provided by financing activities                           900,728
                                                                    ------------
Net increase in cash                                                     29,181

Cash at February 15, 2001                                                     -
                                                                    ------------
Cash at December 31, 2001                                           $    29,181
                                                                    ============











               The accompanying notes are an integral part of the
                       consolidated financial statements.

                             INVVISION CAPITAL, INC.
                                AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                  FOR THE PERIOD FEBRUARY 15, 2001 (INCEPTION)
                            THROUGH DECEMBER 31, 2001



                          Reconciliation of Net Loss to
                           Net Cash Used in Operations




Net loss                                                            $(1,594,084)
                                                                    ------------
Adjustment to reconcile net loss to
   net cash used in operations:

     Depreciation                                                   $     1,641
     Common stock issued for services                                   318,786
     (Increase) decrease in mortgages held for sale                  (  312,639)
     (Increase) decrease in prepaid expenses                         (    6,783)
     Increase (decrease) in accounts payable                            490,902
     Increase (decrease) in accrued expenses                            455,770
                                                                    ------------
        Total adjustments                                               947,677

Net cash used in operations                                         $(  646,407)


                       Supplemental Disclosure of Non Cash
                       Investing and Financing Activities


Common stock issued in exchange for professional
   and investment advisory services                                 $   318,786

Common stock and mortgages payable issued in
   exchange for real estate                                           3,281,500

Common stock issued in exchange for available
   for sale equity securities                                         1,951,951

Common stock issued in exchange for notes receivable                     29,925










               The accompanying notes are an integral part of the
                       consolidated financial statements.

                             INVVISION CAPITAL, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Business and operations
-----------------------

Invvision Capital, Inc. (the Company), formerly Omni Park Pass, Inc. (OMNI), was incorporated in the state of Nevada on May 27, 1998. OMNI's business operations consisted of designing and developing software for use in the entertainment and amusement park industries although no significant revenues were generated from this activity and as a result of recurring significant operating losses, in March 2001, the board of directors voted to shut down business operations and attempt to sell the Company or its assets.

On April 20, 2001, the Company merged with Invvision Capital, Inc. (ICI), a Texas corporation, by issuing 4,257,393 common stock shares valued at $4,257 in exchange for all of the outstanding common stock of Invvision Capital, Inc.
(ICI). Immediately prior to the merger, OMNI effected several capital stock transactions, including an 8 to 1 reverse common stock split, to change its capital structure (Note 2). On April 23, 2001, OMNI changed its name to Invvision Capital, Inc.

ICI was incorporated in the state of Texas on February 15, 2001. Prior to this merger transaction, ICI had no active business operations. However, in connection with its formation, ICI acquired an unimproved parcel of real estate and an assignment of contract to purchase another unimproved parcel of real estate (Notes 3 and 7), which it plans to develop. Additionally, in April 2001, the Company began conducting mortgage banking activities involving the origination and underwriting of residential mortgage loans.

The merger transaction was accounted for as a reverse merger using the purchase method of accounting with ICI acquiring OMNI for financial reporting purposes. As a result, the accompanying consolidated financial statements have been restated to present the financial position and operating results of ICI as the acquiring entity (Note 11). Because OMNI did not have any assets or liabilities and had no business operations, no portion of the purchase price was allocated to goodwill. Instead, the excess of the purchase price over the fair value of net assets acquired has been charged against operations and reflected in the accompanying consolidated financial statements as an acquisition cost.


Principles of consolidation
---------------------------

The accompanying consolidated financial statements include the general accounts of the Company and its subsidiaries Invvision Development, Inc., Invvision Mortgage, Inc., Invvision Funding, Inc., INVA#1, Inc. and INVA#2, Inc. All intercompany transactions, accounts and balances have been eliminated in the consolidation and there were no material intervening transactions.


Basis of presentation and going concern uncertainty
---------------------------------------------------

The consolidated financial statements of the Company have been prepared assuming that the Company will continue as a going concern. However, the Company incurred an operating loss during the year and it has a net working capital deficit of approximately $1.0 million. These conditions, among others, give rise to substantial doubt about the Company's ability to continue as a going concern. Management is continuing to seek additional equity capital to fund its operations and management anticipates revenues to be generated by the end of 2002. Management believes that these steps will provide the Company with adequate funds to sustain its growth and continued existence. There is, however, no assurance that the steps taken by management will meet all of the Company's needs or that it will continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                             INVVISION CAPITAL, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Management estimates
--------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Cash flows
----------

For purposes of the consolidated statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. None of the Company's cash is restricted.


Revenue recognition
-------------------

Pursuant to Statement of Financial Accounting Standards No. 65, Mortgage Banking Activities, revenues from the origination and processing of residential mortgage loans are recognized as income at the time the related loans are sold (Note 10). Other fees, representing reimbursements for the costs of specific services, are recognized as income at the time the services have been performed.

All mortgage loans originated by the Company are held for sale and are reported at the lower of cost or market value. Direct loan origination costs are capitalized as part of the carrying value of the related loan.


Property and equipment
----------------------

Property and equipment is stated at cost less accumulated depreciation. Depreciation of property and equipment is being provided by the straight-line method over estimated useful lives of three to seven years. For the period February 15, 2001 (inception) through December 31, 2001, depreciation expense totaled $1,641.


Advertising costs
-----------------

The Company's advertising costs, which consist of the development and printing of promotional packages and the development of marketing content to be used on the Company's web site, are charged to expense when incurred. For the period February 15, 2001 (inception) through December 31, 2001, advertising expense totaled $48,542.


Loss per share
--------------

Basic loss per share amounts are computed using the weighted-average number of common stock shares outstanding during the periods. Diluted loss per share amounts are computed using the weighted-average number of common and common equivalent shares outstanding during the periods. For the period February 15, 2001 (inception) through December 31, 2001, basic loss per share amounts are computed using 6,568,537 weighted average number of common stock shares outstanding, after retroactively adjusting these shares for the reverse stock split and the reverse merger acquisition. No effect has been given to the assumed exercise of outstanding stock options (Note 8) because the effect would be antidilutive.

                             INVVISION CAPITAL, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Long-lived assets
-----------------

The Company periodically reviews its long-lived assets and certain identifiable intangibles for impairment. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company writes the asset down to its net realizable value. The Company has not identified any asset impairments since its inception.


Stock based incentive program
-----------------------------

SFAS No. 123, Accounting for Stock-Based Compensation, encourages entities to recognize compensation cost for stock-based employee compensation plans using the fair value method of accounting, as defined therein, but allows for the continued use of the intrinsic value method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. The Company has adopted the intrinsic value method of accounting prescribed by APB Opinion No. 25. As such, the Company is required to disclose pro forma net income and loss per share amounts as if the fair value method of accounting has been applied (Note 8).


2.   CAPITAL STRUCTURE DISCLOSURES

In April 2001, prior to the Company's reverse merger transaction with ICI, the Company issued 165,000 common stock shares to Automated Business Companies, Inc.
(ABC) (Note 6) in exchange for $296,550 of liabilities owed to ABC. In addition, the Company canceled 15,710,000 common stock shares originally issued to controlling stockholders and the Board of Directors voted to effect an 8 to 1 reverse stock split. Finally, the controlling stockholders assumed $65,455 of net liabilities as additional contributed capital to the Corporation.

The Company is also authorized to issue 15,000,000 preferred stock shares with a par value of $.001. At December 31, 2001, no preferred stock shares have been issued and no rights or preferences have been determined with respect to these shares.

During the period February 15, 2001 (inception) through December 31, 2001, the Company issued 540,847 common stock shares for professional and investment advisory services. These services were recorded at their fair values totaling $318,786 based upon closing bid prices of the Company's common stock.


3.   REAL ESTATE PROPERTIES

In March 2001, ICI acquired 2.25 acres of unimproved real estate in northwest Dallas County and issued 400,000 common stock shares valued at $1.00 per share in exchange.

Additionally, in March 2001, the Company acquired an assignment in a contract to purchase 19.64 acres of unimproved real estate in northwest Dallas County from RLI (Note 6) and issued 3,000,000 common stock shares in exchange. This acquisition did not qualify as a business combination and furthermore meets the requirements of S.E.C. Staff Accounting Bulletin No. 48, Topic 5-G, Transfers of Nonmonetary Assets by Promoters and Shareholders. Accordingly, the cost of this assignment has been recorded at the $264,500 historical cost basis of RLI. RLI paid $64,500 in cash for the assignment from an unrelated corporation and agreed to pay $200,000 at the closing of the purchase of the property. In October 2001, the Company purchased the real estate pursuant to the contract through the issuance of 254,000 common stock shares to RLI and through the issuance of a first, second and third mortgage payable totaling $1,580,000, $200,000 and
$801,000,   respectively  (Note  5).  The  Company  also  incurred  $161,530  of additional closing related costs, which have also been capitalized as part of the cost of this real estate. An environmental study is currently in process relating to this tract (Note 7).

Both of the above properties have been independently appraised at values in excess of their carrying value in the accompanying consolidated financial statements.

                             INVVISION CAPITAL, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.   INVESTMENT IN AVAILABLE FOR SALE SECURITIES

On April 24, 2001, the Company issued 1,891,731 common stock shares in exchange for 7,566,924 common stock shares of Starnet Financial, Inc. (SFI), a public company which is traded under the symbol SNFN. On September 10, 2001, the Company acquired an additional 240,880 SFI common stock shares in exchange for 188,676 of its common stock shares. The Company's cost of its investment, which is classified as available for sale and represents a 4.7% interest in the outstanding common stock of SFI, totaled $1,951,951 or $.27 per SFI share. At December 31, 2001, the fair value of its investment totaled $39,039 or $.005 per share. Accordingly, the unrealized depreciation in value of this investment totaling $1,912,912 is reflected in the accompanying consolidated financial statements as a component of comprehensive income.


5.   MORTGAGES AND NOTES PAYABLE

On October 22, 2001, in connection with the Company's purchase of a 19.64 acre parcel of unimproved real estate, the Company issued a first, second and third mortgage payable in the principal amounts of $1,580,000, $200,000 and $801,000, respectively. Each note payable accrues interest at 8.0% per annum and matures on April 30, 2002 with principal and accrued interest due and payable on this date (Note 13). Each mortgage is secured by the purchased real estate and subordinated to each other as prioritized above. At December 31, 2001, accrued interest payable on each of the above notes totaled $24,241, $3,068 and $12,289, respectively.

In connection with the Company's mortgage banking activities, the Company has a $10,000,000 warehouse line of credit with a financial institution. The line of credit matures annually on February 28th, bears interest at 11.5% and is secured by all of the Company's non real estate assets. At December 31, 2001, there was no accrued interest payable outstanding. On January 7, 2002, the line of credit was repaid when its mortgages held for sale were sold to a permanent investor (Note 10).

In May 2001, the Company borrowed $100,000 from an individual. On November 15, 2001, $50,000 was repaid and a note was executed for the remaining $50,000 balance. The note bears interest at 8.0 %, is unsecured and matures on May 15, 2002 when all principal and accrued interest is due.

6.   RELATED PARTY TRANSACTIONS

Automated Business Companies, Inc. (ABC)
----------------------------------------

Prior to the Company's merger transaction with ICI (Note 1), the Company had assets totaling $38,293 and liabilities totaling $401,298. In April 2001, the Company issued 165,000 common stock shares in exchange for $296,550 of liabilities to ABC, a corporation owned by a former controlling stockholder of the Company. In addition, the remaining net liabilities of the Company totaling $65,455 were assumed individually by the controlling stockholder as additional paid in capital.

Restlawn, Inc. (RLI)
--------------------

In connection with the Company's 19.64 acre real estate acquisition (Note 3), the Company acquired an assignment of contract to purchase the property from RLI. RLI is majority owned and controlled by RCC, which is a major stockholder of the Company. RLI's cost of the assignment from an unrelated corporation totaled $264,000 payable $64,500 in cash and the $200,000 balance payable upon the closing of the purchase of the property. The Company issued 3,000,000 common stock shares to RLI in exchange for the assignment and, upon the purchase of the property, issued another 254,000 common stock shares to RLI and an $801,000 mortgage payable subordinated to a first and second mortgage (Note 5).

                             INVVISION CAPITAL, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Rea Capital Corp. (RCC)
-----------------------

On February 15, 2001, the Company entered into a consulting agreement with RCC, which is a major stockholder of the Company, to provide business, management and financial consulting services to the Company in exchange for a monthly consulting fee of $20,000 and the reimbursement of service related expenses. RCC is wholly owned by Rea Brothers, Limited, an Ontario, Canada corporation, which is wholly owned by a family member of an officer and two directors of the Company. The term of the agreement is for one year and can be terminated within 30 days by either party or renewed for additional one-year terms by the mutual consent of both parties. For the period February 15, 2001 (inception) through December 31, 2001, consulting fees incurred under this agreement totaled $235,000.

TCMC US, Inc. (TCM)
-------------------

The Company leases its office facilities and furnishings and equipment from TCM (Note 7). TCM is wholly owned by The Crafter's Marketplace, LLC (CMP), which is partially owned by RCC. Additionally, a director and officer of the Company is a director and officer of CMP.


7.   COMMITMENTS AND CONTINGENCIES


Employment and other agreements
--------------------------------

As of December 31, 2001, the Company was not obligated under any employment agreements. However, on February 15, 2002, the Company's consulting agreement with RCC (Note 6) was renewed for an additional one year term expiring February 15, 2003.

Leases
------

The Company is obligated under a non-cancelable operating lease agreement for its office facility and its furnishings and equipment located in Carrollton, Texas. This office facility is leased from TCMC US, Inc., a Texas corporation wholly owned by a stockholder, director and officer of the Company (Note 6). The lease agreement was effective April 1, 2001, expires on December 31, 2003 and provides for a monthly rental payment of $5,000 with no option for renewal. For the period February 15, 2001 (inception) through December 31, 2001, rent expense totaled $51,145.

Employment taxes
----------------

As of December 31, 2001, the Company's mortgage subsidiary has not filed any quarterly federal or state employment tax returns nor has it made any required employment tax deposits or payments. At December 31, 2001, unpaid federal and state employment taxes reflected as a liability in the accompanying consolidated financial statements totaled approximately $248,000. Penalties and interest related to these employment tax liabilities, estimated by management to approximate $56,000, have also been accrued in the accompanying consolidated financial statements.

Legal matters
-------------

The Company is subject to legal proceedings that arise in the ordinary course of business. As of this date, the Company is not a party to any lawsuits, either as plaintiff or as defendant. Management is not aware of any matters that could result in a lawsuit or other legal contingencies.

                             INVVISION CAPITAL, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Environmental matters
---------------------

During the period ended December 31, 2001, the Company acquired a 19.64 acre tract of land (Note 3) that was formerly a landfill for the city of Carrollton, Texas. There is currently an environmental study in progress by the Texas Natural Resource Conservation Commission (TNRCC) to determine the extent of contamination and the costs associated with the clean up. As of this date, the extent of contamination has not been defined. Management believes it is reasonably possible that some contamination will exist and that the cost of clean up to the Company could approach $500,000 on an undiscounted basis. However, it is reasonably possible that this estimated loss contingency could change as the environmental study is completed, currently estimated to occur sometime by the end of July 2002. A loss accrual for clean up costs has not been provided for in the accompanying consolidated financial statements.


8.   COMMON STOCK WARRANTS

In May 2001, the Company granted a corporation, which is a stockholder of the Company, an option to purchase 1,000,000 common stock shares of the Company at a price of $1.00 per share in exchange for $100,000 cash. The option period was to commence upon the granting of free trading shares in an Arkansas corporation, which had filed for federal bankruptcy protection under Chapter 11 of the federal bankruptcy laws. The Company was under contract to purchase this corporation from the federal bankruptcy trustee at the time the option was issued. The contract to purchase this corporation was subsequently terminated. As a result, in February 2002, the Company amended the option agreement to grant an option to purchase 2,000,000 common stock shares of the Company at a price of $.50 per share. The options expire February 28, 2005.

SFAS 123, Accounting for Stock-Based Compensation, requires the Company to provide pro forma information regarding net income and earnings per share for compensatory stock option and warrants issued by the Company in accordance with the fair value method prescribed in this pronouncement. At December 31, 2001, there were no other options or warrants outstanding for which compensation expense should have been recorded. Accordingly, no pro forma information is required to be disclosed.


9.   INCOME TAXES

The Company accounts for corporate income taxes in accordance with SFAS No. 109. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition to the noncurrent deferred tax asset relating to the Company's net operating losses, which totals approximately $542,000 and which has been fully offset by a valuation reserve, the Company also has a deferred tax asset relating to the unrealized loss of its investment in available for sale securities of approximately $650,000, which also has been fully offset by a valuation reserve. There are no other significant deferred tax assets or liabilities.

                             INVVISION CAPITAL, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


A reconciliation of income tax expense at the statutory federal rate of 34% to income tax expense at the Company's effective tax rate for the period February 15, 2001 (inception) through December 31, 2001 is as follows.

                                                Year Ended

                                                 12/31/01
                                                -----------
Tax expense (benefit) computed
     at statutory rate                        $(   542,000)
Increase in valuation allowance                    542,000
                                              -------------
                                              $          -
                                              =============


As of December 31, 2001, the Company has approximately $1,600,000 of regular net operating losses to offset future federal income tax, which expire through the year 2011. Prior to the Company's merger transaction with OMNI, the Company had prior net operating loss carry forwards of approximately $ 3.3 million. The Tax Reform Act of 1986 imposed substantial restrictions of the utilization of net operating loss and tax credit carry forwards in the event of an "ownership change" as defined by the Internal Revenue Code. If the Company has an "ownership change" as defined by the Internal Revenue Code, the Company's ability to utilize the federal and California net operating losses could be reduced. With respect to the merger transaction with ICI (Note 1), the Company has not made this determination and it is not certain whether any of these prior carry forwards will be utilized.


10.  FINANCIAL INSTRUMENTS

The Company's financial instruments, which are held for trading purposes and which potentially subject it to credit and other risks, consists of its cash, its receivables and advances, its mortgages held for sale, its investment in available for sale securities (Note 4) and its mortgages and notes payable.


Cash
----

The Company maintains its cash in bank deposit and other accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risks involving its cash.


Receivables and advances
------------------------

The Company's receivables and advances are non interest bearing, due on demand and are unsecured. Management believes the Company is not exposed to any significant credit risks affecting these receivables and advances and they are fairly stated at estimated net realizable amounts.


Mortgages held for sale
-----------------------

At December 31, 2001, the Company had two mortgages held for sale, which are reported at the lower of cost or market value. Mortgages held for sale are secured by the related homes being financed. Generally, the Company sells its mortgages within two weeks from the closing and funding. Risks affecting these mortgages include general economic conditions present in the lending industry such as interest rates, location of the real estate collateralizing the mortgages, the length of time the mortgages are held for sale and mortgage terms. At December 31, 2001, there were no significant differences between the Company's cost of the mortgages and their market values. Both mortgages were sold to permanent investors by January 7, 2002 (Note 5).

                             INVVISION CAPITAL, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Mortgages and notes payable
---------------------------

Management believes the carrying value of these mortgages and notes represent the fair value of these financial instruments because their terms are similar to those in the lending market for comparable loans with comparable risks.


11.  INTERIM FINANCIAL DATA

During the first quarter of the year ended December 31, 2001, the Company entered into a merger transaction that was accounted for as a reverse merger with the Company being the acquired entity for financial reporting purposes (Note 1). As a result, the accompanying consolidated financial statements have been restated to present the financial position and operating results of the acquiring entity for financial reporting purposes. Accordingly, this basis of presentation is not comparable with the interim financial data previously presented in the first fiscal quarter ended March 31, 2001.

In addition, as a result of the historical cost accounting for the real estate assets owned by the Company resulting from the reverse merger (Note 1), various year-end adjustments were made that affected the recorded carrying value of the real estate and the additional paid in capital of the Company as reported for the quarters ended June 30, 2001 and September 30, 2001. The effect of these adjustments decreased assets and increased stockholders' deficit by approximately $2,950,000. There was no material affects on reported operating results or loss per share amounts.


12.  SEGMENT INFORMATION

The Company's operating segments consist of its mortgage banking activities (Note 1), its real estate development activities (Note 3) and its general corporate capital funding activities, each of which are conducted through separate subsidiary corporations. The general corporate capital funding activities consist of those activities related to raising additional equity capital and/or debt financing needed to provide for the continued development and operation of its mortgage banking activities and its real estate development activities. Information related to these operating segments is contained in the following schedule. There were no transactions between operating segments.


                                             Corporate      Real Estate      Mortgage       Consolidated
                                             Overhead        Development      Banking          Totals
                                             ---------      ------------     --------       ----------
Revenues from external customers                    -               -        569,309         569,309
Interest expense                                    -          60,277        133,580         193,857
Depreciation                                        -               -          1,641           1,641
Non-cash consulting and investment
    advisory fees                             318,786               -              -         318,786
Net operating loss                        ( 1,192,188)     (   50,162)    (  351,734)     (1,594,084)
Expenditures for long-lived assets                  -       3,452,030          8,207       3,460,237




13.  SUBSEQUENT EVENT

On April 24, 2002, the maturity dates for the mortgages payable (Note 5) were extended to April 30, 2003. In exchange for the extension, the Company will make monthly principal and interest payments of $3,000 beginning June 1, 2002 on the $200,000 mortgage. In addition, the Company agreed to a $12,000 extension fee on the $1,580,000 mortgage, payable in twelve monthly installments of $1,000 beginning May 1, 2002. The RGL mortgage was extended without any additional consideration or changes in terms.